MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS
                  RESULTS OF SHAREHOLDER MEETING
                       September 16, 2005
                          (Unaudited)

 At a Special meeting of Shareholders of Phoenix Value Equity Fund (the "Fund") held on September 16, 2005, Shareholders voted on the following proposals:

1. To approve a new Investment Advisory Agreement between the Fund and Phoenix Investment Counsel, Inc. ("PIC")
2. To approve a Subadvisory Agreement between PIC and Acadian Asset Management, Inc.
3. To permit PIC to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval.

NUMBER OF ELIGIBLE UNITS VOTED:

              FOR          AGAINST        ABSTAIN     BROKER NON-VOTES

1. Approve a new Investment Advisory Agreement

         2,454,699.849    21,103.061      145,234.379       n/a

2.  Approve a new Subadvisory Agreement

         2,430,004.176    22,409.282      168,623.831       n/a

3. Permission for PIC to hire and replace subadvisers or to modify subadvisory Agreements without shareholder approval

        1,242,785.088     66,384.568      174,669.633    1,137,198.000